Exhibit 10.74

March 5, 2008

Mr. John Halvey

NYSE Euronext

11 Wall Street

New York, New York 10005

Dear John:

We are pleased to extend you an offer of employment with NYSE Euronext, a Delaware corporation (together with its successors and assigns, the “Company”), on the terms set forth in this letter agreement (this “Agreement”), which upon countersignature by you shall become a binding agreement between you and the Company (each, a “Party”).

1. Employment; Duties.

(a) As of March 3, 2008 (the “Effective Date”), the Company hereby employs you, and you hereby accept employment, as an employee of the Company for the duration of the “Term” (as defined in Section 2 below).

(b) During the Term, you shall (i) serve as a Group Executive Vice President and the sole General Counsel of the Company and its Affiliates (as defined in Section 12(a)); (ii) have all authorities, duties and responsibilities customarily exercised by an individual serving in those positions at an entity of the size and nature of the Company; (iii) be assigned no duties or responsibilities that are materially inconsistent with, or that materially impair your ability to discharge, the foregoing duties and responsibilities; and (iv) report directly to the Chief Executive Officer of the Company (the “CEO”) and/or the Board of Directors of the Company (the “Board”). During the Term, your principal office, and principal place of employment, shall be at the Company’s principal executive offices in New York City, but you acknowledge and agree that the performance of your duties hereunder may require significant business travel.

(c) During the Term, you shall devote substantially all of your business time, attention and ability to the proper discharge of your duties hereunder and shall not be employed in any other capacity without the prior written consent of the CEO or the Board.

2. Term. The Term shall commence as of the Effective Date and shall end on the date of your termination of employment in accordance with Section 5 of this Agreement.

3. Compensation and Benefits.

(a) Base Salary. During the Term, you shall receive a base salary (“Base Salary”) of no less than the amount set forth on Appendix A, per annum, payable in accordance with the Company’s standard payroll practices but no less frequently than monthly. Your Base Salary shall be reviewed no less frequently than annually during the Term for discretionary increase, effective January 1 of the year of increase. After any such increase, the term “Base Salary” as utilized in this Agreement shall thereafter refer to the increased amount. Your Base Salary shall not be decreased during the Term without your prior written consent.

(b) Annual Bonus. During the Term, you shall be eligible to receive an annual bonus with a target bonus opportunity of no less the amount set forth on Appendix A per calendar year (the “Target Bonus”). Your Target Bonus shall be reviewed no less frequently than annually during the Term for discretionary increase effective January 1 of the year of increase. After such increase, the term “Target Bonus” shall thereafter refer to the increased amount. Your annual bonus shall be paid in cash, equity compensation awards or a combination thereof (provided that the percentage of cash and equity, and the terms and conditions thereof, shall be no less favorable to you than other U.S. senior executives generally), subject to any valid deferral election by you, no later than March 15 of the calendar year following the year for which it is earned pursuant to the terms of the Company’s annual incentive plan.

(c) Guaranteed Bonus. Your guaranteed annual bonus for the 2008 calendar year with respect to amounts payable under Section 3(b) shall be no less than the amount set forth on Appendix A, without pro-ration or reduction for any other compensation you receive from other sources (a “Guaranteed Bonus”) and shall be paid to you at the time annual bonuses are paid to other executive officers of the Company for 2008 generally (but no later than March 15, 2009). Notwithstanding Section 3(b), at least 50% of your Guaranteed Bonus shall be paid in cash, and no more than 50% of your Guaranteed Bonus shall be awarded in the form of restricted stock units based on the Company’s common stock (“Restricted Stock Units”) on terms and conditions that are no less favorable than those contained in the Restricted Stock Unit Agreement attached hereto as Exhibit A.

(d) Sign-On Award. As of the Effective Date, you shall receive a number of Restricted Stock Units with a value equal to the amount set forth on Appendix A as your sign-on award (the “Sign-On Award”) on the terms and conditions that are no less favorable than those contained in the Restricted Stock Unit Agreement attached hereto as Exhibit A. The number of shares subject to the Sign-On Award shall be determined by dividing the total value of the Sign-On Award by the Fair Market Value (as defined in the 2006 Stock Incentive Plan) per share on the first trading day prior to the Effective Date.

(e) Long Term Incentive Awards. During the Term, you shall be eligible to receive long term incentive compensation awards in amounts, in forms and on terms and conditions no less favorable than those provided to other U.S. senior executives of the Company generally; provided, that as of no later than April 30, 2008, you shall receive a long-term incentive award with a value on the date of grant equal to the amount set forth on Appendix A and no later than April 30, 2009, you shall receive a long-term incentive award with a value on the date of grant no less than the amount set forth on Appendix A.

(f) Withholding. The Company shall withhold all applicable Federal, state and local taxes and other amounts as may be required by law or agreed upon by the Parties with respect to compensation payable to you pursuant to this Agreement.

(g) Vacation. You shall be entitled during the Term to the number of weeks of vacation per calendar year provided to U.S. senior executives of the Company generally, but in no event fewer than four weeks’ vacation per calendar year.

(h) Employee Benefits. During the Term, you will participate in all employee benefit plans, programs and arrangements, expense reimbursement arrangements, and all perquisites and fringe benefits, that are generally available to U.S. senior executives of the Company (the “Company Arrangements”), on terms and conditions no less favorable to you than those applying to other U.S. senior executives of the Company generally. The Company shall also provide you with a Company-paid parking space.

To assist you in understanding the tax implications of this offer, we will pay on your behalf, fees incurred to retain the services of tax advisors, to a maximum of $15,000. In order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (i) in no event shall the payments by the Company to such advisors be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that you shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; and (ii) your right to have the Company pay such fees may not be liquidated or exchanged for any other benefit.

(i) D&O Insurance. A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Term and for six years thereafter, providing coverage that is no less favorable to you in any respect (including, without limitation, with respect to scope, exclusions, amounts and deductibles) than the coverage then being provided to any other present or former officer or director of the Company.

(j) Indemnification. The Company shall indemnify you and advance expenses to you to the extent similarly situated U.S. senior executives of the Company are indemnified and advanced expenses in accordance with the Company’s bylaws as in effect from time to time, and following termination of your employment, you shall continue to be afforded such rights on terms and conditions no less favorable than active U.S. senior executive officers.

(k) Golden Parachute Tax.

(i) If the aggregate of all amounts and benefits due to you, under this Agreement or any other plan, program, agreement or arrangement of the Company or any of its Affiliates (or any payments, benefits or entitlements by any entity that effectuates a related transaction), would constitute “parachute payments” as such term is defined in and under Section 280G of the Code (collectively, “Change in Control Benefits”), and would result in the imposition of excise taxes pursuant to Section 4999 of the Code, the Company will make an additional payment to you in an amount (the “Gross-Up Payment”) such that, after payment all taxes and any interest or penalties imposed with respect to such taxes (including, without limitation, federal, state, local income, employment, excise and other similar taxes, but excluding any taxes imposed under Section 409A) (the “Parachute Tax”) on both the Change in Control Benefits and the Gross-Up Payment, you will be in the same position as if no Parachute Tax had been imposed. Any Gross-Up Payment shall be timely paid by the Company on your behalf directly to the appropriate taxing authorities when due, but in all events no later than the last day of the calendar year after the calendar year in which the Parachute Tax shall be paid. The determinations with respect to this Section 3(k)(i) shall be made by an independent auditor (the “Auditor”) paid by the Company. The Auditor shall be a nationally-recognized United States public accounting firm chosen by the Company and approved by you (which approval shall not be unreasonably withheld or delayed). Notwithstanding the foregoing provisions of this Section 3(k)(i), if it shall be determined that you are entitled to the Gross-Up Payment, but that the Parachute Value (as defined below) of all Change in Control Benefits does not exceed 110% of the Safe Harbor Amount (as defined below), then no Gross-Up Payment shall be made to you and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Change in Control Benefits, in the aggregate, equals the Safe Harbor Amount minus $5,000.00. The reduction of the amounts payable hereunder which constitute Change in Control Benefits, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) Section 6(b)(iii), (ii) Section 6(b)(ii), (iii) Section 6(b)(iv) and (iv) Section 6(b)(vii). For purposes of reducing the Change in Control Benefits to the Safe Harbor Amount minus $5,000, only amounts payable under this Agreement (and no other payments) shall be reduced. If the reduction of the amounts payable under this Agreement would not result in a reduction of the Parachute Value of all Change in Control Benefits to the Safe Harbor Amount minus $5,000, no amounts payable under the Agreement or otherwise shall be reduced pursuant to this Section 3(k)(i). The Company’s obligation to make Gross-Up Payments under this Section 3(k) shall not be conditioned upon your termination of employment.

(ii) It is possible that after the determinations and selections made pursuant to Section 3(k)(i) you will receive Change in Control Benefits and Gross-Up Payments that are, in the aggregate, either more or less than the limitations provided in Section 3(k)(i) above (hereafter referred to as an “Excess Payment” or “Underpayment”, respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then you shall refund the Excess Payment to the Company promptly on demand, together with an additional payment in an amount equal to the product obtained by multiplying the Excess Payment times the applicable annual federal rate (as determined in and under Section 1274(d) of the Code) times a fraction whose numerator is the number of days elapsed from the date of your receipt of such Excess Payment through the date of such refund and whose denominator is 365. In the event that it is determined (x) by arbitration under Section 8 below, (y) by a court of competent jurisdiction, or (z) by the Auditor upon request by you or the Company, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to you within 10 days of such determination together with an additional payment in an amount equal to the product obtained by multiplying the Underpayment times the applicable annual federal rate (as determined in and under Section 1274(d) of the Code) times a fraction whose numerator is the number of days elapsed from the date of the Underpayment through the date of such payment and whose denominator is 365.

(iii) Any Gross-Up Payment, as determined pursuant to this Section 3(k), shall be paid by the Company and remitted to the relevant tax authorities when such payment is due, provided that in no event shall such payment be made later than the end of your taxable year next following your taxable year in which the Parachute Tax on a Change in Control Benefit are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 3(k)(ii) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved.

(iv) Definitions. The following terms shall have the following meanings for purposes of this Section 3(k).

“Parachute Value” of a Change in Control Benefit shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Change in Control Benefit that constitutes a “parachute payment” under Section 280G(b)(2) and its implementing regulations, as determined by the Auditor for purposes of determining whether and to what extent the Parachute Tax will apply to such Change in Control Benefit.

The “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section

280G(b)(3) of the Code and its implementing regulations.

(l) 409A Compliance.

(i) Full Compliance. It is the intent of the Parties that all compensation and benefits payable or provided to you (whether under this Agreement or otherwise) shall fully comply with the requirements of Code Section 409A. Within the time period permitted by the applicable Treasury Regulations, the Company may, subject to your written approval (such approval not to be unreasonably withheld), modify the Agreement, in the least restrictive manner necessary without diminution of value, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on you pursuant to Section 409A of the Code.

(ii) Specified Employee. Notwithstanding anything contained in this Agreement to the contrary, if you are a “specified employee” (determined in accordance with Code Section 409A and Treasury Regulation Section 1.409-3(i)(2)) as of the Termination Date, and if any payment, benefit or entitlement provided for in this Agreement or otherwise both (i) constitutes a “deferral of compensation” within the meaning of Code Section 409A (“Nonqualified Deferred Compensation”) and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting you to additional tax, interest and/or penalties under Code Section 409A, then any such payment, benefit or entitlement that is payable during the first 6 months following the Termination Date shall be paid or provided to you in a lump sum cash payment to be made on the earlier of (x) your death or (y) the first business day of the seventh calendar month immediately following the month in which the Termination Date occurs.

4. Non-competition and Non-solicitation. You agree that during your employment with the Company and for the 12-month period of time following the termination of your employment with the Company, you will not, without the prior written consent of the CEO, directly or indirectly:

(a) own, control, manage, loan money to, represent, render any service or advice to or act as an officer, director, employee, agent, representative, partner or independent contractor of any securities exchange, “ECN” or other such entity or similar direct seller of market data in the financial services business, whose business competes with the businesses of the Company or its majority-owned subsidiaries, in North America or Europe as such businesses were being conducted, or which the Company was actively planning to enter, during your employment if the breach or alleged breach occurs during your employment or on the date of your termination of employment if the breach or alleged breach occurs thereafter (“Competitive Activities”); provided, however, that (i) the foregoing shall not prohibit you from passive ownership of securities in any publicly traded company that is engaged in any such business as long as you do not own more than five percent (5%) or more of any class of the equity securities of such company, and (ii) nothing in this Agreement shall preclude you from accepting employment with, or providing services to, any entity that engages in Competitive Activities so long as you work solely in a subsidiary, division or other distinct unit of such any entity, including an Affiliate, that does not engage, and is not actively planning to engage, in Competitive Activities.

(b) Solicit, induce, influence, encourage, or attempt to solicit, induce, influence or encourage, either directly or indirectly, any person who is, at the time of such solicitation, inducement, influence, encouragement or attempt, or was during the previous six months, employed by the Company to terminate his or her employment relationship with the Company or hire or employ or engage any such person or otherwise interfere with any such person’s employment by or association with the Company;

(c) Induce, influence, encourage, or attempt to induce, influence or encourage, either directly or indirectly, any third party to terminate such party’s business relationship with the Company or otherwise interfere with any business or contractual relationship of the Company; or

(d) Serve as a board member on any board of directors of any company engaged in Competitive Activities, except as provided in Section 4(a)(ii).

You acknowledge and agree that: (i) the purposes of the foregoing covenants are to protect the goodwill and confidential or proprietary information and trade secrets of the Company, and to prevent you from interfering with the business of the Company; (ii) it would be impractical and excessively difficult to determine the actual damages of the Company in the event you breach any of the covenants of this Section 4; (iii) remedies at law for any breach of your obligations under this Section 4 would be inadequate; and (iv) the terms of the covenants are sufficiently limited to protect the legitimate interests of the Company and impose no undue hardship on you. You therefore agree that if you commit any breach of a covenant under this Section 4 or threaten to commit any such breach, the Company shall have the right (in addition to any other right or remedy that may be available to it) to injunctive relief from a court of competent jurisdiction located in the State of New York or otherwise, without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of this Section 4 finally determined by a court of competent jurisdiction to be unenforceable, this Agreement or any provision hereof shall be reformed so that it is enforceable to the maximum extent permitted by law.

5. Termination. Your employment hereunder, and the Term, shall terminate upon the first to occur of the following events:

(a) Death. You die.

(b) Disability. You have been unable, for 120 or more days out of 180 consecutive days, to perform your duties under this Agreement, as a result of physical or mental illness, injury or incapacity, and the Company shall have communicated to you, by written notice, the fact of your termination, which termination shall be effective on the 30th day after receipt of such notice by you, unless you return to full-time performance of your duties hereunder prior to such 30th day. Upon the timely request and at the expense of Company, any such physical or mental illness, injury or incapacity shall be confirmed by an independent medical professional acceptable to both Parties, before your employment can be terminated for disability.

(c) For Cause. Your employment hereunder may only be terminated by the Company for Cause by complying with the provisions of this Section 5(c).

(i) You shall be given written notice by the Board of its intention to terminate you for Cause, such notice (x) to state in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based and (y) to be given no later than 90 days after the Board, as a whole, is first made aware of such circumstances. The question of whether Cause existed may be challenged through arbitration in accordance with Section 8.

(ii) For purposes of this Agreement, “Cause” shall mean: (1) your conviction, or a plea of nolo contendere, to a felony involving moral turpitude; (2) willful misconduct or gross neglect by you resulting, in either case, in material harm to the Company; (3) a willful continued failure by you to carry out the reasonable and lawful directions of the Board; (4) fraud, embezzlement, theft or dishonesty of a material nature by you against the Company or a willful violation by you of a policy or procedure of the Company that has been communicated in writing to you, resulting, in any case, in material harm to the Company; or (5) a willful material breach by you of Section 4 of this Agreement, which breach is not cured by you on 30 days written notice from the Board requesting cure. An act or failure to act shall not be “willful” if (x) done by you in good faith or (y) you reasonably believed that such action or inaction was in the best interests of the Company.

(d) Without Cause. The Company may terminate your employment hereunder at any time, for any reason or no reason, by giving you four weeks’ prior written notice of the termination. No such termination of your employment hereunder shall be deemed a breach of this Agreement.

(e) For Good Reason. You may terminate your employment hereunder for “Good Reason,” which, for purposes of this Agreement shall mean, without your prior written consent, the occurrence of any of the following events or actions: (1) a material reduction of your Base Salary or Target Bonus, which for this purpose shall mean one or more reductions that, individually or in the aggregate, exceed 5% of your highest Base Salary or Target Bonus, as applicable; (2) an actual relocation of your principal office that is more than 50 miles from New York, NY; (3) a diminution in your title, a material diminution of your authority, duties or responsibilities, or the assignment to you of titles, authority, duties or responsibilities that are materially inconsistent with your titles, authority, duties and/or responsibilities under this Agreement; (4) a change in your reporting so that you cease to report to the CEO (or, after a Change in Control (as defined in the 2008 Stock Incentive Plan), the Chief Executive Officer of the Company or its ultimate parent); (5) a failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction; (6) you are no longer the sole and top legal officer of the Company and its Affiliates; or (7) a material breach by the Company of this Agreement. In order to invoke a termination for Good Reason, you shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (1) through (7) within 180 days following your knowledge of the initial existence of such condition or conditions (the “Good Reason Notice”), and the Company shall have 30 days following receipt of such Good Reason Notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, you must terminate employment, if at all, within two years following the existence of the condition for which the Good Reason Notice is given in order for such termination as a result of such condition to constitute a termination for Good Reason.

(f) Without Good Reason. You may terminate your employment hereunder at any time, for any reason or no reason, by giving four weeks’ prior written notice of termination to the Company. No such termination of your employment hereunder shall be deemed a breach of this Agreement.

6. Benefits Upon Termination of Your Employment. In the event that your employment hereunder is terminated, for any or no reason, you shall be entitled to the following compensation and benefits:

(a) Any Termination. On any termination of your employment hereunder, you shall be entitled to the following benefits:

(i) prompt payment of any accrued but unpaid Base Salary through the date that your employment terminates (the “Termination Date”), payable no later than the first regularly scheduled payroll date following the Termination Date;

(ii) prompt lump-sum payment in respect of your accrued but unused vacation days, payable as soon as practicable following the Termination Date;

(iii) prompt payment of any bonuses that were earned but not yet paid or deferred as of the Termination Date, payable on the dates that such amounts would have been paid had your employment continued through the date of such payments; and

(iv) any other or additional payment, entitlement and/or benefit in accordance with the applicable terms of any plan, policy, program or arrangement of, or any agreement with, the Company or any Affiliate.

(b) Termination without Cause or with Good Reason. In the event that your employment hereunder is terminated (x) by the Company (other than for Cause in accordance with Section 5(c) or by reason of your disability) or (y) by you with Good Reason in accordance with Section 5(e), you shall receive the following benefits, provided, except as set forth in Section 6(b)(i) below, that you execute (within 30 days after the Termination Date), and do not revoke, a release that is in the form attached hereto as Exhibit B, with such modifications as may be necessary to comply with applicable law:

(i) the benefits described in Section 6(a) (you will receive these benefits regardless of whether you execute a release);

(ii) a lump-sum payment, in cash, equal to the product obtained by multiplying (A) an annual bonus for the calendar year of your termination, determined on the basis of Committee’s determination of the achievement of the applicable performance metrics for such calendar year (provided that in no event shall the Committee exercise negative discretion with respect to you in excess of that applied to active U.S. senior executives of the Company generally) or, if the termination is in 2008, on the basis of the Guaranteed Bonus, if greater, and as if you had remained employed until the date annual bonuses are paid by the Company, times (B) a fraction whose numerator equals the number of days you were employed during such calendar year and whose denominator is 365, such payment to be made at the time annual bonuses are paid by the Company (but in no event later than March 15 of the following calendar year);

(iii) a lump sum cash amount equal to the product of (A) the Multiple (as defined below) and (B) the sum of (1) the greater of (x) the Base Salary in effect on the Termination Date or (y) the Base Salary immediately prior to any reduction that would constitute Good Reason, plus (2) the greater of (a) the Target Bonus in effect on the Termination Date or (b) the Target Bonus immediately prior to any reduction that would constitute Good Reason payable within 45 days of the Termination Date, in no event discounted for the present value of money;

(iv) the Sign-On Award and any equity compensation awards granted with respect to an annual bonus, including with respect to any bonus payable in accordance with Section 6(a)(iii), shall become fully vested and non-forfeitable as of the Termination Date (with prompt delivery of freely transferable shares thereunder);

(v) you shall vest in a number of other equity compensation awards under the Company’s long-term incentive plans that are subject to performance vesting conditions equal to the product obtained by multiplying (A) the number of shares subject to such awards, determined on the basis of the Committee’s determination of the achievement of the applicable performance metrics for such performance period (provided that in no event shall the Committee exercise negative discretion with respect to you in excess of that applied to active U.S. senior executives of the Company generally) as if you had remained employed until the date such awards would otherwise vest or be settled by the Company, times (B) a fraction, whose numerator equals the number of days you were employed during the applicable performance period and whose denominator is the total number of days in the applicable performance period, such vesting and/or settlement to occur at the time such awards vest and/or are settled for active executives generally;

(vi) as of the Termination Date, you shall vest in the equity compensation awards under the Company’s long-term incentive plans that are subject to time-based vesting conditions as if you had remained employed through the vesting date immediately following the Termination Date (and, in the case of restricted stock or restricted stock units, with prompt delivery of freely tradable shares); and

(vii) all health and life insurance benefits will continue for a number of years equal to the Multiple following your termination of employment, at the active employee cost; provided, however, that, the health care benefits provided during the continuation period shall be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from your income for federal income tax purposes and, if the Company reasonably determines that providing continued coverage under one or more of its health care benefit plans contemplated herein could be taxable to you, the Company shall provide such benefits at the level required hereby through the purchase of individual insurance coverage; provided, however, that if you become re-employed with another employer and are eligible to receive health care and life insurance benefits under another employer-provided plan, the health care and life benefits provided hereunder shall be secondary to those provided under such other plan during such applicable period of eligibility.

The “Multiple” shall mean (x) until and including the third anniversary of the Effective Date, two and (y) after the third anniversary of the Effective Date, one. Additionally, if such terminations are in connection with or in anticipation of a Change in Control, or on or within two (2) years following a Change in Control, as defined in the Company’s 2008 Stock Incentive Plan, the Multiple shall mean two.

(c) Termination for Death or Disability. In the event your employment hereunder is terminated by reason of your death or disability (in accordance with Section 5(b)), you shall receive the following benefits:

(i) the benefits described in Section 6(a);

(ii) a lump-sum payment, in cash, equal to the product obtained by multiplying (A) an annual bonus for the calendar year of your termination, determined on the basis of Committee’s determination of the achievement of the applicable performance metrics for such calendar year (provided that in no event shall the Committee exercise negative discretion with respect to you in excess of that applied to active U.S. senior executives of the Company generally) or, if the termination is in 2008, on the basis of the Guaranteed Bonus, if greater, and as if you had remained employed until the date annual bonuses are paid by the Company, times (B) a fraction whose numerator equals the number of days you were employed during such calendar year and whose denominator is 365, such payment to be made at the time annual bonuses are paid by the Company (but in no event later than March 15 of the following calendar year);

(iii) the Sign-On Award and any equity compensation awards granted with respect to an annual bonus, including with respect to any bonus payable in accordance with Section 6(a)(iii), shall become fully vested and non-forfeitable as of the Termination Date (and, in the case of restricted stock or restricted stock units, with prompt delivery of freely transferable shares);

(iv) you shall vest in a number of other equity compensation awards under the Company’s long-term incentive plans that are subject to performance vesting conditions equal to the product obtained by multiplying (A) the number of shares subject to such awards, determined on the basis of the Committee’s determination of the achievement of the applicable performance metrics for such performance period (provided that in no event shall the Committee exercise negative discretion with respect to you in excess of that applied to active U.S. senior executives of the Company generally) as if you had remained employed until the date such awards would otherwise vest or be settled by the Company, times (B) a fraction, whose numerator equals the number of days you were employed during the applicable performance period and whose denominator is the total number of days in the applicable performance period, such vesting and/or settlement to occur at the time such awards vest and/or are settled for active executives generally; and

(v) as of the Termination Date, you shall vest in the equity compensation awards under the Company’s long-term incentive plans that are subject to time-based vesting conditions as if you had remained employed through the vesting date immediately following the Termination Date (with prompt delivery of freely tradable shares therewith).

(d) No Mitigation; No Offset. In the event of any termination of your employment hereunder, you shall have no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset or recoupment against amounts, benefits or entitlements due to you under this Agreement on account of (x) any claim that the Company or any of its Affiliates may have against you or (y) any remuneration or other benefit earned or received by you after such termination.

7. Notices. Any notice, consent, demand, request, or other communication given to a Person (as defined in Section 12(a)) in connection with this Agreement shall be in writing and shall be deemed to have been given to such Person (x) when delivered personally to such Person or (y) provided that a written acknowledgment of receipt is obtained, five days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such Person (or to such other address as such Person shall have specified by ten days’ advance notice given in accordance with this Section 7).

If to the Company:	NYSE Euronext
11 Wall Street
New York, New York 10005
Attn: Head of Human Resources

If to you:	The address of your principal residence as it appears in the Company’s records, with a copy to you (during the Term) at your office in New York, New York

If to any of your beneficiaries:	The address most recently specified by you or by such beneficiary.

8. Resolution of Disputes. Any Claim (as defined in Section 12(a)) arising out of or relating to this Agreement, any other agreement between you and the Company or any of its Affiliates, your employment with the Company, or any termination thereof (a “Covered Claim”) shall be resolved by binding confidential arbitration, to be held in the Borough of Manhattan in New York City, in accordance with the Commercial Arbitration Rules (and not the National Rules for Resolution of Employment Disputes) of the American Arbitration Association and this Section 8. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Subject to a cap of $50,000, the Company shall promptly reimburse all reasonable costs and expenses (including, without limitation, attorneys’ fees and other charges of counsel) incurred by you or your beneficiaries in resolving such Covered Claim (but in any event no less than 15 days after resolution), provided that you substantially prevail on the Covered Claim at issue.

9. Severability of Provisions. If any provision of this Agreement shall be declared by any court or arbitrator of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable.

10. Entire Agreement; Modification; Inconsistencies.

(a) This Agreement, including its Exhibits, contains the entire understanding and agreement between the Parties concerning the specific subject matter hereof and supersedes in its entirety, as of the date it is executed by the Parties, any prior understanding or agreement between the Parties.

(b) No provision in this Agreement may be amended unless such amendment is set forth in a writing that expressly refers to the provision of this Agreement that is being amended and that is signed by you and by an authorized representative of the Company. No waiver by any Person of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving Person and must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

(c) In the event of any conflict between any provision of this Agreement and any provision of any employee handbook, employment application, personnel manual, program, policy, arrangement, agreement, plan, or corporate governance document of the Company or any of its Affiliates, the provisions of this Agreement shall control unless you otherwise agree in writing that the provision of such handbook, application, manual, program, policy, arrangement, agreement, plan or document governs in a manner that expressly refers to the provision of this Agreement that you are waiving.

11. Assignability; Binding Nature.

(a) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in your case) and assigns.

(b) No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights and obligations may be assigned or transferred pursuant to a merger, consolidation or other combination in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the business and assets of the Company; provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company as set forth in this Agreement. In the event of any merger, consolidation, other combination, sale of business and assets, or liquidation as described in the preceding sentence, the Company shall use its best reasonable efforts to cause such assignee or transferee to promptly and expressly assume the liabilities, obligations and duties of the Company hereunder.

(c) None of your rights or obligations under this Agreement may be assigned or transferred by you other than your rights to compensation and benefits, which may be transferred only by will or by operation of law, except that you shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following your death by giving written notice thereof to the Company.

12. Miscellaneous.

(a) For purposes of this Agreement, the following terms shall have the following meanings: “Affiliate” of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; “Claim” shall mean any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information; and “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity.

(b) In the event of your death or a judicial determination of your incompetence, references in this Agreement to you shall be deemed, where appropriate, to refer to your beneficiary, estate or other legal representative.

(c) This Agreement shall be governed, construed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of New York without regard to principles of conflict of laws.

(d) This Agreement can only be terminated on or after the Termination Date, provided that, except as otherwise set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement and your employment hereunder.

(e) The headings of Sections and subsections of this Agreement are inserted for convenience only and shall not affect any interpretation of this Agreement.

[Remainder of page intentionally left blank; signature page follows]

If this letter agreement meets with your approval and you desire to accept this offer of employment on the terms and conditions set forth herein, please execute the enclosed copy of this letter and return it to the CEO as soon as possible. Signatures delivered by facsimile shall be effective for all purposes.

Sincerely,

NYSE EURONEXT

By:	/s/ Duncan L. Niederauer
Duncan L. Niederauer Chief Executive Officer and Director

AGREED AND ACCEPTED:

/s/ John K. Halvey
John K. Halvey
Date: March 5, 2008

Appendix A

Annual Base Salary	$750,000
Annual Bonus Target	$1,750,000
Guaranteed Bonus	$1,750,000
Sign-On Award	$2,000,000
2008 Long-Term Incentive Award	$2,500,000
2009 Long-Term Incentive Award	$1,250,000

RESTRICTED STOCK UNIT AGREEMENT

PURSUANT TO THE

NYSE EURONEXT 2006 STOCK INCENTIVE PLAN

THIS AGREEMENT (the “Agreement”) entered into on this         th day of         , 2008, by and between the NYSE Euronext (together with its successors and assigns, the “Company”) and                          (the “Participant”).

WITNESSETH:

WHEREAS, the Company has adopted the NYSE Euronext 2006 Stock Incentive Plan (the “Plan”), which is administered by a committee appointed by the Company’s Board of Directors (the “Committee”); and

WHEREAS, pursuant to Section 10.1 of the Plan, the Committee may grant Restricted Stock Units to the Participant, as an Eligible Employee, as such term is defined in the Plan; and

WHEREAS, the Company and the Participant have entered into an employment agreement dated as of             , 2008 (the “Employment Agreement”).

NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Grant of Restricted Stock Units.

Subject to the restrictions and other conditions set forth herein, the Committee has authorized this grant of                  Restricted Stock Units (“RSUs”) to the Participant on the Effective Date (as defined in the Employment Agreement) (the “Grant Date”) as set forth in Section 3(d) of the Employment Agreement.

2. Vesting and Distribution.

(a) The RSUs shall vest, as provided below, on a cumulative basis provided that the Participant has not had a Termination at any time prior to the applicable vesting date:

Vesting Date	Percentage Vested
First Anniversary of Grant Date	33.3%

Second Anniversary of Grant Date	33.3%

Third Anniversary of Grant Date	33.4%

(b) There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date provided, that, no Termination has occurred prior to such date.

(c) Subject to Section 2(d) of this Agreement, following the applicable vesting date, the Company shall promptly distribute to the Participant one share of Common Stock of the Company with respect to each RSU that vests on such date (but in all events no later than 30 days after the vesting date), subject to such share adjustment as may be required under Article IV of the Plan. Upon such delivery of shares of Common Stock, all obligations of the Company with respect to each such RSU shall be deemed satisfied.

(d) Notwithstanding the foregoing provisions, upon the earlier to occur of either: (i) subject to any requirement set forth in the Participant’s employment agreement to execute and not revoke a release of claims, a Termination of Employment by the Participant as a result of an Involuntary Termination (as defined herein), Retirement, Disability (as defined in the Employment Agreement) or death or (ii) a Change in Control of the Company, all unvested RSUs shall immediately become fully vested and shall be distributed to the Participant (or, in the event of death, to his estate) as soon as practicable following such Termination or Change in Control, as applicable, in the manner described in Section 2(c) above. For purposes of this Agreement and the Plan, the term “Involuntary Termination” shall mean the termination of the Participant’s employment by the Company or an Affiliate, without Cause (as defined in the Employment Agreement) or a termination of the Participant’s employment by the Participant for Good Reason (as defined in the Employment Agreement).

3. Termination of Employment. In the event of a Participant’s Termination, other than for Cause, subject to the special vesting rules in Section 2(d) above, all un-vested RSUs granted to such Participant hereunder which remain unvested as of the Termination Date (as defined in the Employment Agreement) shall automatically be forfeited and all vested RSUs shall be distributed to the Participant in accordance with Section 2(c) of this Agreement. Notwithstanding any contrary provision contained herein, in the event of a Participant’s Termination for Cause, all un-vested RSUs as of the Termination Date shall be forfeited.

4. Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to any shares covered by any RSU unless and until the Participant has become the holder of record of the, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan

5. Withholding. The Participant shall pay, or make arrangements to pay, in a manner satisfactory to the Company, an amount equal to the amount of all applicable federal, state and local or foreign taxes that the Company is required to withhold at any time, including by the Company withholding a number of Common Shares to be delivered hereunder necessary to satisfy the minimum withholding obligations, based on the Fair Market Value of such shares on the delivery date. In the absence of such arrangements, the Company or one of its Affiliates shall have the right to withhold such taxes from the Participant’s normal pay or other amounts payable to the Participant. In addition, any statutorily required withholding obligation may be satisfied, in whole or in part, at the Participant’s election, in the form and manner prescribed by the Committee, including by delivery of shares of Common Stock (including shares issuable under this Agreement).

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6. Controlling Provisions. Except as otherwise expressly provided herein, this Agreement is subject to all of the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. Capitalized terms in this Agreement that are not otherwise defined shall have the same meaning as set forth in the Plan. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, this Agreement shall control. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.

7. Amendment. To the extent applicable, the Board or the Committee may at any time and from time to time amend, in whole or in part, any or all of the provisions of this Agreement to comply with Section 409A of the Code and the regulations thereunder or any other applicable law and may also amend this Agreement in accordance with the terms of the Plan, provided that no such amendment shall impair the Participant’s rights hereunder without his prior written consent.

8. Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by United States mail, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

If to the Company, to:

NYSE Euronext.

11 Wall Street

New York, New York 10005

Attention: Mr. Leroy Whitaker

If to the Participant, to the address on file with the Company.

9. No Obligation to Continue Employment. This Agreement is not an agreement of employment. This Agreement does not guarantee that the Company or its Affiliates will employ or retain, or to continue to, employ or retain the Participant during the entire, or any portion of the, term of this Agreement, including but not limited to any period during which any RSU is outstanding, nor does it modify in any respect the Company or its Affiliate’s right to terminate or modify the Participant’s employment or compensation.

10. Representations. Each of the parties hereby represents and warrants that (a) it is fully authorized to enter into this Agreement and to perform its obligations under it, (b) the execution, delivery and performance of this Agreement by such party does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document or, in the case of the Company, any agreement among holders of its Common Stock and (c) upon the execution of this Agreement by the Company and the Participant, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable law.

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11. Issuance of Common Stock. The Participant agrees that the Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company reasonably determines that such sale or delivery would violate any applicable law, rule or regulation of any governmental authority or any applicable rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. In the event of any such restriction (other than one due to insider trading issues), the Company shall take all such action as may be necessary or appropriate to eliminate such restriction at the earliest practicable date. All Common Stock hereunder, when issued, shall be duly authorized and shall be (a) validly issued, fully paid and nonasessable, (b) registered for sale, and for resale, by the Participant under Federal and state securities laws and shall remain registered so long as the shares may not be freely sold in the absence of such registration and (c) listed, or otherwise qualified, for trading in the United States on each national securities exchange or national securities market system on which the Common Stock is listed or qualified. Except as expressly provided herein, the Company shall not otherwise have any right not to deliver the shares.

12. Miscellaneous. Section 3(1) (Golden Parachute Tax), Section 6(d) (No Mitigation; No Offset), Section 8 (Resolution of Disputes), Section 9 (Severability of Provisions), Section 10(b), Section ll(a), Section 12(b) (governing law) and Section 12(d) (survival) of the Employment Agreement are incorporated in full into this Agreement, provided that any reference to “you” in such sections shall mean “the Participant,” any reference to “this Agreement” in such sections shall mean this Agreement and any reference to “Parties” or “Persons” in such sections shall have such meaning as ascribed to such terms in the Employment Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

NYSE EURONEXT

By:
Title:

PARTICIPANT

[Name]

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AGREEMENT AND GENERAL RELEASE

Agreement and General Release (“Agreement”), by and between                      (“Employee” or “you”), and the NYSE Euronext (the “Exchange”) on behalf of its past and/or present parent entities, subsidiaries, divisions, affiliates and related business entities, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past and/or present directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting as agents for the Exchange or in their individual capacities (collectively the “Exchange Entities”).

1. Concluding Employment. You acknowledge your separation from employment with the Exchange effective                 , 20         (the “Separation Date”), and that after the Separation Date you shall not be nor shall you represent yourself as being an employee, officer, agent or representative of the Exchange for any purpose. The Separation Date shall be the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Exchange Entities. Following the Separation Date, you shall be paid or provided with all amounts and benefits described under Section 6(a) of the Employment Agreement between you and the Exchange dated as of [    ] (the “Employment Agreement”).

2. Exchange Covenants. In exchange for your waiver of claims against the Exchange Entities, the Exchange agrees to provide you with:

a. Severance pay in the total gross amount of $                     in full payable in accordance with Section 6(b)(ii) and, if applicable, Section 3(1) of the Employment Agreement in full satisfaction of amounts due to you under Section 6(b)(iii) of the Employment Agreement; and

b. The pro-rata bonus due under Section 6(b)(ii) of the Employment Agreement payable to you in accordance with such Section and, if applicable, Section 3(1); and

c. Full and immediate vesting and settlement in accordance with Section 6(b)(iv) of your Sign On Award (as defined in the Employment Agreement) and any equity compensation awards granted with respect to an annual bonus, to the extent then unvested, in full satisfaction of Section 6(b)(iv) of the Employment Agreement; and

d. Vesting (and delivery of shares) of other equity compensation awards under the Exchange’s long-term incentive plans in accordance with Section 6(b)(v) and Section 6(b)(vi) of the Employment Agreement; and

e. The benefits described in Section 6(b)(vii) of the Employment Agreement in full satisfaction of the benefits described therein.

3. Restrictive Covenants. You hereby agree that the noncompetition and nonsolicitation and other covenants and agreements set forth in Section 4 of the Employment Agreement shall survive in their entirety and you shall continue to be bound thereby in accordance with their terms.

4. Acknowledgement. You acknowledge and agree that the payment(s) and other benefits provided pursuant to this Agreement: (i) are in full discharge of any and all liabilities and obligations of the Exchange to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Exchange and/or any alleged understanding or arrangement between you and the Exchange, including without limitation the Employment Agreement; and (ii) exceed(s) any payment, benefit, or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Exchange and/or any agreement between you and the Exchange.

5. Release. a. In consideration for the severance benefits being provided to you pursuant to paragraph 2 of this Agreement, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Exchange and the Exchange Entities from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which you ever had, now have, or may have against any of the Exchange Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to and including the date on which you sign this Agreement.

b. Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Exchange Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Exchange Entities arising out of your employment and/or your separation from that employment, including, but not limited to: (i) any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (the “ADEA”), the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Exchange Entities subject to the terms and conditions of such plan and applicable law), and the Family and Medical Leave Act; (ii) any claim under the New York State Human Rights Law, the New York City Administrative Code; (iii) any other claim (whether based on federal, state, or local law, statutory or decisional) including but not limited to breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorneys’ fees, costs, disbursements and/or the like. Nothing in this Agreement shall be a waiver of claims (A) that may arise after the date on which you sign this Agreement; or (B) that arise from the Exchange’s obligations under the terms of this Agreement or pursuant to Section 3(i) (D&O Insurance), Section 3(j) (Indemnification), Section 3(k) (Golden Parachute Tax), Section 6(d) (No Mitigation/No Offset), Section 8 (Resolution of Disputes), and Section 11(b) of the Employment Agreement, (C) that relate to your rights to be indemnified and/or advanced expenses under applicable law or your rights under any applicable directors’ and officers’ or other liability insurance policy or policies or (D) any vested or accrued rights you have pursuant to any plan, program, policy, arrangement of, or any agreement with, any Exchange Entity. By releasing the claims described in this Section 4, you do not waive any claims that cannot be waived as a matter of law, including without limitation any claims filed with the Equal Employment Opportunity Commission, the U.S. Department of Labor or claims under the Age Discrimination in Employment Act that arise after the date of this Agreement.

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6. Waiver of Relief. You acknowledge and agree that by virtue of the foregoing, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in paragraph 5. Therefore you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

7. Cooperation. a. You agree that, subject to your personal and other business commitments, you will reasonably cooperate with the Exchange and/or the Exchange Entities and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge; provided that nothing herein shall require you to cooperate if such cooperation is adverse to your legal interests. The Exchange and/or the Exchange Entity, as applicable, agrees to reimburse you promptly for any reasonable and necessary expenses you incur in connection with such cooperation, including, but not limited to, reasonable travel, meals and attorneys’ fees and related expenses if you reasonably determine that separate representation of you is warranted. In no event shall any cooperation hereunder or otherwise exceed fourteen (14) days per year. You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Exchange and/or the Exchange Entities, unless prohibited by law or regulation, you will give prompt notice of such request to Ms. Dale B. Bernstein, Executive Vice President, NYSE Euronext, 11 Wall Street, New York, New York 10005 (or her successor or designee) and will make no disclosure until the Exchange and/or the Exchange Entities have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

8. Confidentiality. Unless and until any Exchange Entity publicly discloses a finally and fully executed version of this Agreement, the terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by you or any Exchange Entity to any person or entity without the prior written consent of the Exchange, except if required by law, and to your accountants, attorneys and/or immediate family or any prospective employer, provided that, to the maximum extent permitted by applicable law, rule, code or regulation, they agree to maintain the confidentiality of the Agreement. Notwithstanding the foregoing, this provision shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order you to disclose or make accessible any information, (ii) with respect to any litigation, arbitration or mediation involving this Agreement, including enforcement of this Agreement or (iii) in connection with any cooperation or assistance you provided pursuant to Section 6 above.

9. Return of Property. You represent that you have returned (or will return) to the Exchange all property belonging to the Exchange and/or the Exchange Entities, including but not limited to all proprietary and/or Confidential Information and documents in any form belonging to the Exchange, cell phone, Blackberry, beeper, keys, card access to the building and office floors, Employee Handbook, phone card, rolodex (if provided by the Exchange and/or the Exchange Entities), computer user name and password, disks and/or voicemail code. Notwithstanding the above, the Exchange will allow you to purchase your Exchange-issued

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laptop computer(s) at fair market value, provided that any such computer you purchase is first submitted to the Exchange for removal of any Confidential Information and you shall be permitted to retain (i) personal papers and other personal materials, including, but not limited to, photographs, personal correspondence, personal diaries, personal calendars and Rolodexes, personal files and personal phone books, (ii) information showing your compensation or relating to reimbursement of expenses and (iii) copies of plans, programs, policies and agreements relating to your employment or termination thereof.

10. Miscellaneous. a. This Agreement is not intended, and shall not be construed, as an admission that any of the Exchange Entities has, or you have, violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against the other party.

b. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

11. Assignment. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

12. Entire Agreement. You understand that this Agreement constitutes the complete understanding between the Exchange and you, and supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Exchange Entities, including the Employment Agreement, but not including any equity or long-term incentive agreement or any other agreement between you and the Exchange entered into after the date of the Employment Agreement. No other promises or agreements shall be binding unless in writing and signed by both the Exchange and you after the Effective Date of this Agreement. Notwithstanding the foregoing, the following provisions of the Employment Agreement shall survive in accordance with their terms: Section 3(j) (Indemnification); Section 3(i) (D&O Insurance); Section 3(k) (Gross-Up); Section 4 (Non-Competition and Non-Solicitation); Section 6(d) (No Mitigation; No Offset); Section 8 (Resolution of Disputes); Section 9 (Severability of Provisions), Section 10(b), Section 11(a), Section 11(b), Section 12(b); and Section 12(c) (Governing Law).

13. Voluntary Agreement. You acknowledge that you: (a) have carefully read this Agreement, and the Plan, in its entirety; (b) have had at least 21 days to consider their terms (but in no event less than the time period set forth in Section 6(b) of the Employment Agreement); (c) are hereby advised by the Exchange in writing to consult with an attorney of your choosing in connection with this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or had a reasonable opportunity to do so; (e) have had answered to your satisfaction any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement and the Plan; and (f) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

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14. Acceptance. You may accept this Agreement by signing it and returning it to Ms. Dale B. Bernstein (or her successor), Executive Vice President, NYSE Euronext, 11 Wall Street, New York, New York 10005. After executing this Agreement, you shall have seven (7) days (the “Revocation Period”) to revoke it by indicating your desire to do so in writing delivered to Ms. Dale B. Bernstein or her successor at the address above by no later than 5:00 p.m. on the seventh (7th) day after the date you sign this Agreement. The effective date of this Agreement shall be the eighth (8th) day after you sign it (the “Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event you do not accept this Agreement as set forth above and in accordance with Section 6(b) of the Employment Agreement, or in the event you revoke this Agreement during the Revocation Period, this Agreement, including but not limited to the obligation of the Exchange to provide you with severance benefits pursuant to paragraph 2 of this Agreement shall be deemed automatically null and void.

15. Headings and Captions. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Agreement and shall not be employed in the construction of the Agreement.

Signature:	Date:

STATE OF	)
	)	ss.:
COUNTY OF	)

On this      day of                          20    , before me personally came                                          to me known and known to me to be the person described and who executed the foregoing Agreement, and s/he duly acknowledged to me that s/he executed the same.

Notary Public

NYSE EURONEXT

BY:	Date:

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